UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/11/2007

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14829

Delaware	84-0178360
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montreal, Quebec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 277-3500 / (514) 521-1786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.06.    Material Impairments

On May 10, 2007, a trial court in Ontario, Canada ruled at the conclusion of a hearing that the termination notice issued by Foster's Group Limited in late October 2006 purporting to provide twelve months' notice of its intention to terminate the Foster's U.S. License Agreement due to the Merger was valid and effective. As previously disclosed, the Agreement provides Molson Canada with the right to produce Foster's beer for the U.S. marketplace. As a result of this ruling, Molson Coors Brewing Company will record a non-cash impairment charge in the second quarter of 2007 of all or a significant portion of our distribution right intangible associated with the Foster's intangible, which had a carrying value of approximately $24.6 million as of April 1, 2007. We are evaluating whether this situation will result in any additional impairment charges associated with fixed assets utilized in the production of Foster's. Although the Court's ruling will cause Molson Coors Brewing Company to record an impairment charge, we do not expect a material adverse impact on our results of operations.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: May 11, 2007	By:	/s/ Samuel D. Walker
Samuel D. Walker
Chief Legal Officer